Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SRI/SURGICAL EXPRESS, INC.

ARTICLE I – CORPORATE NAME

The name of the Corporation shall be:

SRI/SURGICAL EXPRESS, INC. (the “Corporation”).

ARTICLE II – PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation shall be:

401 Commerce Boulevard

Oldsmar, FL 34677

ARTICLE III – CAPITAL STOCK

The Corporation is authorized to issue a maximum of One Thousand (1,000) shares of Common Stock, having a par value of One-Tenth of One Cent ($0.001) per share (the “Common Stock”).

ARTICLE IV – NATURE OF BUSINESS

The general nature of the business to be transacted by the Corporation is to conduct any and all lawful activities or business permitted under the laws of the United States of America and the State of Florida (and in particular, without limitation, Chapter 607 of the Florida Statutes, entitled the Florida Business Corporation Act).

ARTICLE V – DURATION

The duration of the Corporation’s existence shall be perpetual.

ARTICLE VI – INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE VII – REGISTERED AGENT

AND REGISTERED OFFICE

This Corporation’s registered agent and registered office in the State of Florida shall be:

NRAI Services, Inc.

515 East Park Avenue

Tallahassee, FL 32301

ARTICLE VIII

DIRECTORS

The number of directors shall be as provided in the Bylaws of the Corporation. The manner of electing or appointing the directors shall be as provided in the Bylaws of the Corporation.

ARTICLE IX

OFFICERS

The Corporation shall have those officers designated in the Bylaws of the Corporation.

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